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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                                 SEC FILE NUMBER
                                                                     000-23214

                                                                   CUSIP NUMBER
                                                                        N/A

[ ] Form 10-K   [ ] Form 20-F   [X] Form 11-K   [ ] From 10-Q   [ ] From N-SAR

For Period Ended: December 31, 2000
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A

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PART I - REGISTRANT INFORMATION

Samsonite Corporation on behalf of the "Samsonite Corporation Employee Savings Trust Tucson Union Employees" as the issuer of the securities held pursuant to the Trust.

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Full Name of Registrant

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Former Name if Applicable

11200 East 45th Avenue
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Address of Principal Executive Office (Street and Number)

Denver, Colorado  80239
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City, State and Zip Code

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PART II - RULES 12-B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12-b-25(b), the following should be completed.

(Check box if appropriate)


/X/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ /  (c)  The accountant's statement or other exhibit required by Rule
          12-b-25(c) has been attached if applicable.


PART III - NARRATIVE

Due to a recent change in internal accounting responsibilities, management needs additional time to complete the filing requirements.

PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to notification:


          Douglas W. Sundby             (303)         373-6205
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         (Name)                      (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected in the earnings statement to be included in the subject report or portion thereof?
     [ ] Yes [X] No

If so, attached an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Samsonite Corporation on behalf of the "Samsonite Corporation Employee Savings Trust Tucson Union Employees" as the issuer of the securities held pursuant to the Trust.

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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereto duly authorized.

Date:    July 2, 2001                   By: /s/  L.C. Ross
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                                            Samsonite Corporation
                                            Vice President - Legal, General
                                            Counsel and Assistant Secretary